                                                                   Exhibit 10.13

                                   LOAN OFFER

2002- 11- 27
File D104555

           THIS OFFER LETTER TERMINATES AND REPLACES THE OFFER ISSUED
                ON OCTOBER 21, 2002 AND THAT OF NOVEMBER 11, 2002

FROM: LA FINANCIERE DU QUEBEC, company created pursuant to the Loi sur Investissement Quebec et sur La Financiere du Quebec (L.R.Q., c.l-16.1, as modified by chapter 69 of the laws of 2001), whose head office is located at 1200, route de L'EGLISE, BUREAU 500, SAINTE-FOY (QUEBEC), G1V 5A3, with an office on 393, rue Saint-Jacques, bureau 500, Montreal (Quebec), H2Y 1N9, herein referred to as La Financiere.

TO: HENRY BIRKS & FILS INC., duly constituted individual company whose head offices are located at 1240, Square Phillips, Montreal (Quebec) H3B 3H4, herein referred to as the Company.

1- LOAN

La Financiere offers to the Company a loan of four million five hundred thousand dollars (CAN $4,500,000), herein referred to the Loan, under the terms and conditions set forth herein.

2- AGREEMENT

The acceptance of this loan offer by the Company constitutes an agreement that binds La Financiere and the Company.

3- PROJECT

3.1- The loan is offered only for the project of acquiring an American jewelry chain, herein referred to as the Project, which, including the financing, is structured as follows:

PROJECT

Acquisition of at least 71% of the shares of Mayor's              $23,540,000
Jewellers Inc.
                                                                  -----------
                                               TOTAL              $23,540,000
                                                                  -----------

FINANCING

Regaluxe Investments S.A.R.L. (US $6,000,000)                     $ 9,480,000
Marco Pasteris (US $50,000)                                       $    80,000
Prime Investments S.A. (US $6,000,000)                            $ 9,480,000
Loan from LA FINANCIERE                                           $ 4,500,000
                                                                  -----------
                                       TOTAL                      $23,540,000
                                                                  -----------

3.2- The project must be completed before October 30, 2002 and, for the purposes hereof, the date of the project execution will be the aforementioned date.

4- DISBURSEMENT

4.1 La Financiere will make the loan in a single disbursement, during the period of execution of the Project, if the Company has not failed to comply with any of the terms and conditions of this offer. The disbursement will be made according to the actual expenses of the project, so as to respect the proportion of the loan with respect to the Project's admissible expenses.

5- COMMITMENTS TO BE MET PRIOR TO THE DISBURSEMENT OF FUNDS

5.1- The disbursement of the loan will only take place when La Financiere has obtained, to its satisfaction:

5.1.1- Written confirmation of the Company of having obtained:

5.1.1.1- An investment by PRIME INVESTMENTS S.A. and Regaluxe Investments S.A.R.L. of twelve million dollars (US $12,000,000) (approximately nineteen million dollars (CAN $19,000,000);

5.1.1.2- The transaction with Mayor's Jewellers Inc.

5.1.2- Recent compliance  and clearance certificates;

5.1.3- The securities set out under the heading "SECURITIES", with their registration confirmation, as applicable:

5.1.4- The legal advice of external consultants concerning: the Company, its corporate status and its borrowing powers, the validity of the securities set out under the heading "SECURITIES", as applicable, their rank, the Company's capacity to accept them and any other item La Financiere may require;

5.2- Prior to the disbursement of the loan, the Company must have delivered to La Financiere, in a fashion that the latter may deem convenient, a report on the level of execution of the Project and, upon request, a certificate of its external auditors.

6- OTHER COMMITMENTS

Notwithstanding anything to the contrary, it is agreed that the financial ratios referred to in Section 6.11, 6.12 and 6.14 will only be calculated once a year base on the yearly Financial Statements.

6.1- From the date of acceptance of this offer and during the period the loan is effective or as long as La Financiere has the option to purchase shares or as long as remains a shareholder of the Company, as applicable, the latter commits itself to:

6.1.1- Maintaining a minimum working capital ratio of one point fifteen (1.15);

6.1.2- Maintaining an accumulated debt ratio at the maximum equity level of one point eighty-five (1.85);

6.1.3- Should the Company fail to fulfill its obligations and/or repay any amount due, as per the terms hereof, authorize, on request, the presence as an "observer", on its administration board, of a representative assigned by La Financiere, on the grounds that said representative must be accepted by the Company (which cannot refuse a representative assigned by La Financiere without a plausible reason) who will sign a confidentiality, non-competition and non-solicitation agreement whose terms must be agreed upon and to the satisfaction of La Financiere and the Company. The Company agrees to hand to said representative-observer a copy of any notice of meeting, as well as all the documents handed to the managers, the notification having to be simultaneous to that of the other managers;

6.1.4- Maintaining, at all times, a minimum equity of thirty million dollars (CAN $30,000,000). The minimum equity will be calculated on the basis of the Company's non-consolidated financial statements (without the consolidation effect of Mayor's Jewellers Inc.'s results)

6.1.5- Notwithstanding the provisions of Section 7.7 of the Annex "General Terms and Conditions of Loan," not to pay dividends, except in the following cases:

6.1.5.1- If the Company makes a net profit after taxes at the end of the financial year; nevertheless, the dividend amount will not exceed one-third of the generated net profit and the financial ratios of the working capital and the accumulated debt/ equity and of minimum equity in the pro-forma of payment of dividends, must be respected. Should the Company make a net profit and must pay a dividend higher than the aforementioned calculations, it commits itself to repaying the loan in an amount equivalent to said dividend, provided that said ratio be respected. Finally, if during the financial year the Company does not use its privilege to pay dividends, this amount will serve as a reserve to increase the redistribution of dividends during subsequent years;

6.1.5.2- Should the Company be subject to a takeover bid (TOB), the financial ratios of the working capital and the long-term liability/equity and minimum equity in the pro-forma of payment of dividends, must be respected.

7- INTEREST RATE

7.1- The loan will generate interest, as of each disbursement, at a monthly rate calculated on a monthly basis that is equal to the weekly, variable rate used by La Financiere. This rate is currently set as a reference only, at 6 per cent (6%) annually.

7.2- For the purposes hereof, the weekly, variable rate used by La Financiere equals the preferential, average rate of six (6) Canadian chartered banks selected by La Financiere, expressed on an annual basis, plus one and a half percent (1.5 %). This rate is revised once a week and therefore changes every week.

7.3- The Company accepts as of now any variation in the interest rate La Financiere may determine from time to time, which La Financiere will consider in calculating the interest on the loan. Any bill sent to the Company by La Financiere will constitute an irrefutable proof of the accuracy of such calculation, unless La Financiere is otherwise notified by the Company within ten (10) days of receipt of said bill.

7.4- As of the last disbursement of the loan, the Company will be allowed to request, in writing, that La Financiere change the weekly, variable rate applied to a loan at the effective rate, in due time.

7.5- In the event that a change of the weekly, variable rate to a fixed rate is requested, the new rate will remain in effect for five (5) years, as of the date of the effective conversion, and it will automatically correspond to the new effective fixed rate of La Financiere until the expiration of this period of five (5) years, and so on, in five-year periods, until the end of the repayment period. Nevertheless, the Company will be entitled, at least 1 month before the deadline for each period of 5 years, to make a written request to La Financiere that the Loan generate interest at the weekly, variable rate effective at La Financiere at that time. If the Company has already opted for the weekly, variable rate, it may at any time return to the fixed rate in effect at La Financiere at the time of its request, and this rate will remain in effect for a period of five (5) years.

7.6- If the Company requests that La Financiere change the weekly, variable rate applied to the loan to the fixed rate, it immediately accepts that this fixed rate is the one used by La Financiere at the moment of the actual conversion of the weekly, variable rate to a fixed rate, provided that the latter has not risen since the date of the conversion request. Otherwise, the Company will benefit from a delay of twenty-four (24) hours, from the date it is notified by La Financiere of the new rate in effect to accept or refuse, in writing, the new rate.

7.7- La Financiere reserves a maximum delay of 3 months to perform the conversion of the weekly, variable rate to the fixed rate, insofar as the fixed rate funds are made available to La Financiere in conditions it deems acceptable.

8- PAYMENT OF INTEREST

The Company will pay interest at the rate agreed upon under the heading "INTEREST RATE" on the last day of each month as of the last day of the month following the first disbursement of the loan.

9- REPAYMENT OF THE LOAN

9.1- The Company will repay the capital of the Loan from the month following the disbursement of the loan, in eighty-four (84) monthly, equal and consecutive installments of fifty-three thousand five hundred seventy-one dollars and forty-three cents ($53,571.43) each, payable on the last day of each month.

9.2- For the purposes of the repayment of the loan performed, using debit manual or electronic transactions from the bank account of the Company, as provided for in Section 6 of the Annex entitled "GENERAL TERMS AND CONDITIONS OF THE LOAN," the Company confirms that at the acceptance date of this offer, it does business with the bank or financial institution whose name appears on the cheque attached hereto in payment of the commitment fee set out under the heading "COMMITMENT FEE."

10- ADVANCED PAYMENT

10.1- The Company will be allowed to fully or partially repay the Loan before term at any time and without notice, as follows:

10.1.1- Without an indemnity, if the Loan generates interest at a variable rate.

10.1.2- By paying an indemnity equal to 3 months' interest on the amount repaid before term if the Loan generates interest at the fixed rate.

11- REPAYMENT OF THE BALANCE

11.1- In the event that a balance remains due by the Company seven (7) years after the date of the first (1sr) disbursement of the loan, the Company will immediately repay said balance with all the due, unpaid interest at that date.

12- SHARE PURCHASE OPTION

12.1- In consideration of the Loan, the Company grants La Financiere the option to purchase seventy thousand one hundred ninety-one (75,191) common capital shares of its authorized capital stock that has not yet been issued for the price of three dollars and six cents (CAN $3.06) per share, to be paid in cash, herein referred to as the option, said shares representing one point one thousand seven hundred sixty-nine percent (1.1769 %) of its issued participating outstanding shares after the taking up of the option by La Financiere. For the purposes of this offer, the voting shares that have at least the right to share in the balance of claim of the Company's assets in case of liquidation are considered as participating shares.

If the privileged shares stipulated in the Project are converted to common capital stock before the full repayment of the loan, the option will be about ninety-nine thousand four hundred twenty-eight (99,428) common capital shares of its authorized capital stock that has not yet been issued for the price of four dollars and fifty-two cents (CAN $4.52) per share, to be paid in cash, said shares representing one point one thousand seven one hundred sixty-nine percent (1.1769%) of its participating preferred issued outstanding shares after the taking up of the option by La Financiere.

12.2 The Company declares that its authorized capital stock issued on the date hereof is structured as follows:

                                                                  AUTHORIZED
                CLASS OF SHARES                                   QUANTITY              AMOUNT ISSUED
                ---------------                                   --------              -------------
Common, voting and participating capital stock                    Unlimited                6,313,258
Outstanding shares, class A                                       2,034,578                2,034,578
Common, non-voting capital stock                                  Unlimited                       40

12.3- Notwithstanding the provisions of 12.1, the Company accepts as of today that La Financiere may modify the quantity of shares covered by the option and the taking up price of said shares based on the audited financial statements of the Company for its financial year ending March 31, 2002.

12.4- La Financiere will be allowed to take up the option at any time by means of five (5) days' written notice before the latest deadline of the following events:

12.4.1- The first anniversary of the date of final repayment of the loan;

12.4.2- Ninety (90) days after La Financiere receives the audited financial statements of the Company for the current financial year at the moment of the final repayment of the Loan.

12.5- In the event that repayment is made before term, La Financiere will be able to take up the option at any time, by means of five (5) days' notice before the second anniversary of the date of total repayment of the Loan.

12.6- The terms, conditions and exercise modes of the option are detailed in the Annex entitled "GENERAL TERMS AND CONDITIONS OF THE OPTION" that form an integral part hereof.

13- COMMITMENT FEE

13.1- This offer is subject to the payment of management-related fees, herein referred to as a Commitment Fee, of one percent (1%) of the amount of the Loan, namely forty-five thousand dollars ($45,000).

13.2- La Financiere acknowledges having received the amount of twenty-two thousand five hundred dollars ($22,500) as partial payment of the Commitment Fee. This Commitment Fee, the balance of which must be paid to La Financiere upon acceptance hereof, is not partially or fully repayable in any circumstances.

13.3- Mere receipt of the Commitment Fee gives rise to no right in favour of the Company and does not bind La Financiere to make any disbursement on the Loan, and these rights and obligations cannot be generated insofar as the terms and conditions set out in this offer are met.

14- SURETIES

14.1- As the specific continuing guarantee of the fulfillment of all of the obligations of the Company vis-a-vis La Financiere under the terms hereof, the Company must:

14.1.1 Grant La Financiere a principal mortgage of four million five hundred thousand dollars (CAN $4,500,000) and an additional mortgage of nine hundred thousand dollars ($900,000) charging all of its current and future tangible, intangible and movable property, on the grounds that said mortgage will take precedence after the invested securities that have already been granted by the Company in favour of GMAC Commercial Credit Corporation and Limark Corporation, and the former will be written so as to allow the Company to use its stock property in the normal course of its business, thereby granting the banking institution an underlying mortgage on the stock property, the proceeds of insurance on it, and its receivables in guarantee of the operation credits;

14.1.2 Obtain, to the satisfaction of La Financiere, an all-risks insurance policy including a bank mortgage clause to provide coverage of its assets for the full amount of the loan, thereby designating La Financiere as the beneficiary;

14.1.3 Obtain the surety of Regaluxe Investments S.A R.L. or of a body that is acceptable to La Financiere for four hundred fifty thousand dollars (CAN $450,000), backed by an irrevocable letter of credit.

15- PARTICIPANTS

Participants in this offer:

      - Henry Birks & Sons Holdings Inc., a legally incorporated, individual company, whose head offices are located at 1000, rue de la Gauchetiere ouest, bureau 2600, Montreal (Quebec) H3B 4W5, which holds 86.6% of the voting shares;

      - Prime Investments S.A., a legally incorporated, individual company, whose head offices are located at Saphine Building 1St Floor, 63, boulevard Prince Felix, L1513-Luxembourg, which holds 12.1% of the voting shares.

15.1- WHICH PARTIES declare that they hold, as a percentage of the entirety of the voting rights held by the shareholders of the Company, considering all the shares that grant the holder voting rights, the aforementioned percentage, under their respective names.

15.2- They declare that the several exercise of the aforementioned rights of vote grants them control of the Company as regards any decision to be made by the shareholders of the Company.

15.3- They declare they are aware of this offer and its option, terms, conditions and exercise modes, that they understand its scope and they are satisfied.

15.4- They declare that they have informed all the other shareholders of the Company of this offer and of the option that it contains, of its terms, conditions and modes of exercise and that they have understood the scope of it and they are satisfied.

15.5- They also declare, on their own behalf and on behalf of all the other shareholders of the Company, that they agree with the option, notwithstanding any contrary provision or agreement, and they undertake to sign or complete themselves and to exercise their voting right and their control over the Company to make the Company sign or complete any necessary document to ensure that La Financiere or anyone to whom La Financiere may transfer the option may lawfully take up said option.

15.6- Henry Birks & Sons Holdings Inc. declares that they act in full capacity, jointly and severally, according to the provisions of Section 1443 of the Quebec Civil Code, that the other shareholders of the Company will fulfill any obligation pursuant to this offer and that no shareholder of the Company whether or not they signed this document, will request its partial or full nullity, as to the Company, by him/herself or by other shareholders; based on the violation of the provisions of a unanimous agreement of the shareholders under the Business Corporation Act (L.R.Q., c. C-38) or a shareholder agreement under the Canada Business Corporation Act (L.R.C. (1985), ch, C-44).

15. 7- Henry Birks & Sons Holdings Inc., declares that it guarantees, individually, jointly and severally, that it will indemnify La Financiere for any harm La Financiere may suffer as a result of any noncompliant elements of the aforementioned promise made by a third party, by any shareholder of the Company, including the cost incurred in by La Financiere to exercise its rights under the terms hereof.

16- SURETY

This offer includes:

Regaluxe Investments S.A.R.L., an individual, legally incorporated company, whose head offices are located at 25/A, boulevard Royal, L-2086 LUXEMBOURG.

herein referred to as the Stakeholder.

16.1- The Stakeholder declares that it is to its advantage that the loan be granted to the Company; it adds that it is aware of all the provisions contained in this offer and that it is satisfied.

16.2- The Company and the stakeholder declare that the Stakeholder is a Shareholder of the Company or that it has close, ongoing business relations with the Company.

16.3- As a surety, the Stakeholder hereby jointly and severally guarantees that La Financiere will be repaid by the Company the total, principal amount, interest, expenses and accessory of the loan and any other sum payable under the terms hereof, as those sums respectively become due and payable, by either expiry of the period allowed or by extension or otherwise, as per the provisions of this offer, and guarantees also the performance by the Company of any other obligation set out in this offer, provided that the Stakeholder's liability, under the terms of this guarantee, be limited to four hundred fifty thousand dollars ($450,000) plus interest at the aforementioned rate, as of the date of the payment request.

16.4- The Stakeholder will be deemed and will be in the same situation as that of the Company, and it expressly waives any payment request, presentation to payment, protest and notice, as well as any notice of noncompliance, and it also waives the benefits of division and discussion.

16.5- The Stakeholder consents to La Financiere obtaining and exchanging information on individuals concerning the solvency of the former, financial capacity, payment behaviour and any other information it may deem pertinent with third parties, namely financial institutions, creditors and personal information agents.

16.6- For the purposes hereof, the Stakeholder chooses to be domiciled in the Record Office of the Superior Court of the district of Montreal.

17- OTHER PROVISIONS

17.1 The annexes entitled "GENERAL TERMS AND CONDITIONS OF THE LOAN" and "GENERAL TERMS AND CONDITIONS OF THE OPTION" constitute an integral part hereof.

17.2- Only the French version of this offer will be deemed official, in any event, and the latter will prevail over any translation that might be provided with it.

17.3- The Company and the Stakeholders acknowledge that the stipulations of this offer and its annexes, entitled "GENERAL TERMS AND CONDITIONS OF THE LOAN" and "GENERAL TERMS AND CONDITIONS OF THE OPTION" have been freely discussed among themselves and with La Financiere, and that they have had a proper explanation of its nature and scope.

LA FINANCIERE DU QUEBEC

By: Biagio Carangelo, Director, Portfolio
Daniel Vincent, Regional Director of Montreal Island

Date: 28/ 11/ 02

                            ACCEPTANCE OF THE COMPANY

Having learned the terms and conditions described herein, and the annexes entitled "GENERAL TERMS AND CONDITIONS OF THE LOAN" and "TERMS AND CONDITIONS GENERAL OF THE OPTION", we accept this loan offer and, we therefore attach a cheque of twenty-two thousand five hundred dollars ($22,500) in payment of the balance of the Commitment Fee corresponding to twenty-two thousand five hundred dollars ($22,500) on a total guaranteed amount of forty-five thousand dollars ($45,000).

This cheque bears all the information required to allow La Financiere, as applicable, to repay any amount due by virtue of the loan, by means of electronic withdrawals.

Henry Birks & Fils Inc.

e.g. "/s/Marco Pasteris
e.g. "/s/John D. Ball

STAKEHOLDERS

Henry Birks & Sons Holdings Inc.

e.g. "/s/Marco Pasteris

Prime Investments S. A.

Per: Manacor (Luxembourg) S. A., Managing Director
Date: 30/ 01/ 03

SURETY

REGALUXE INVESTMENTS S.A.R.L.

e.g. "/s/Filippo Recami

                    GENERAL TERMS AND CONDITIONS OF THE LOAN

1- This agreement will be governed by the laws of Quebec and, if contested, only the courts of Quebec will be qualified to settle any dispute. In addition, this offer is subject to the application of the terms and conditions detailed in the Loi sur I'investissement Quebec et sur La Financiere du Quebec (L.R.Q., c.1-16.1, as modified by Chapter 69 of the laws of 2001) and its regulations.

2- In accepting this offer, the Company declares that all the information provided to La Financiere is true.

3- No significant change can be made to the Project without the prior written consent of La Financiere. If the real cost of the Project exceeds the expected total, the Company will provide or will act so as to make its shareholders provide the necessary sums to cover any amount that exceeds the forecasts in a way La Financiere will deem satisfactory, before the balance of the loan is disbursed. If the expenses actually incurred by the Company for the Project are lower than the total expenses set out under the heading "PROJECT," La Financiere reserves the right to proportionally reduce the amount of the Loan.

4- For each disbursement of the Loan, the Company will submit a written request. To support each request, it will submit any supporting document that may be required by La Financiere.

5- The disbursement of the Loan can be made by La Financiere directly from the bank account of the Company, by written notice issued by the bank or financial institution with which La Financiere does business. Nevertheless, La Financiere reserves the right to disburse the Loan using cheque(s) if it deems that this mode of disbursement is better, as required.

6- The Company hereby authorizes La Financiere to use debit manual or electronic transactions for any payment the Company must make to La Financiere pursuant hereto. To this end, the Company hereby authorizes the bank or financial institution with which it does business to allow the debit transactions in favour of La Financiere.

La Financiere will send the Company a debit statement with all the information on the repayment to be made by the Company.

The Company undertakes to renew the aforementioned authorization if it changes its bank or financial institution before the loan is fully repaid and to inform La Financiere of the change, by providing the latter with a specimen cheque from the new bank or financial institution, bearing the note "VOID", as well as all the necessary information.

The Company accepts the repayment of any amount due under the loan using cheques, if La Financiere prefers this mode of payment, as required.

7- From the date of acceptance of this offer and during the period of the Loan or as long as La Financiere holds the option or is a shareholder of the Company or of the Assignor, as applicable, the latter commits itself to:

7.1- Providing its audited consolidated and non-consolidated annual financial statements within ninety (90) days of the end of any financial year, its audited consolidated annual financial statements (whenever the Company must prepare these documents, this has to be done according to the accounting practices that are generally accepted by the Chartered Accountants of Canada), its forecasting financial statements on an annual basis within de ninety (90) days on the end of any financial year and its biannual financial statements within sixty (60) days of the end of each half-year; providing written confirmation of the renewal and the conditions if its bank line of credit on an annual basis within forty-five
(45) days of the publication of said financial statements; providing also, on request, its financial statements, those of affiliates and its consolidated financial statements, as applicable, for any period determined by La Financiere within the period allowed for making such request;

7.2- Providing annual fiscal forecast, including the working hypothesis within thirty (30) days of each beginning of a financial year;

7.3- Not modifying its statements or the authorized and issued capital stock or issuing new shares of its capital stock without the prior written consent of La Financiere, which will have fifteen (15) working days from the date of receipt of this request to accept or refuse La Financiere cannot object to these without good and valid reason; nevertheless, the Company will be allowed to issue share purchase options for its personnel without the previous consent of La Financiere;

7.4- Not objecting, unless it has a plausible reason, to any modification made to the share-stock;

7.5- Not merging, liquidating or dissolve without the prior written consent of La Financiere. La Financiere cannot object to these without good and valid reason;

7.6- Not making loans or advances to its shareholders, managers or officers, except to the shareholder employees of the Company to purchase capital stock of the Company and for an amount that does not exceed five hundred thousand dollars (CAN $500,000A) per financial year;

7.7- Dealing on a businesslike basis by remaining at "arm's length" with respect to its commercial relationships with all individuals;

7.8- Obtaining the prior written consent of La Financiere before declaring or making payments to one or several shareholder classes;

7.9- Not giving loans or advances to affiliate or partner companies, making investments, giving securities, unless during the normal course of its operations;

7.10- Obtaining from new shareholders their commitment to respect the terms and conditions of the options contained herein:

7.11- Not moving out of Quebec a substantial portion of its assets without the prior written consent of La Financiere;

7.12- Acting so as to prevent any form of change that has not been previously authorized by La Financiere in the control of the Company or in the ultimate control of the Company:

Control refers to the possession of shares with a sufficient number of voting rights to allow the election of most managers of the Company. Ultimate control refers to the possession of said shares by one or more physical individuals that control the Company using several shareholder artificial persons, one or the other or the Company. If the shareholder who exercises the ultimate control of the Company dies, the delegation of the shares of the dead shareholder to his/her heirs cannot be deemed to constitute a change in the ultimate control of the Company provided that said control remains in the hands of the legal heirs of the dead shareholder;

7.13- Ensuring and maintaining all-risks insurance coverage for the assets covered by the Project, for their maximum replacement value, or providing and maintaining any insurance coverage, as required by La Financiere and to providing the latter, on request, a copy of the purchased insurance polices and their renewal. If the Company fails to respect this requirement, La Financiere will be able to rectify the situation, at the cost of the Company without prejudice to the exercise of any other right in favour of the former.

7.14- Not disposing of its assets, unless agreed upon by La Financiere, as applicable.

8- Notwithstanding any provision contrary to this offering, and even if the conditions are met, La Financiere reserves the right, on its own criteria, to terminate the loan or any portion that not yet disbursed by the latter, defer the disbursement and terminate the interest moratorium, as applicable, and the Company undertakes to partially or fully repay, on request, the sums disbursed on the Loan, with interest, expenses and accessory, should the following occur.

8.1- If the project is not completed on the date set out herein;

8.2- If the Company has not presented any request for disbursement within six
(6) months of the acceptance hereof;

8.3- If the loan is not fully repaid by January 31, 2003;

8.4- if the total amount of the financial support granted, in any form whatsoever, by the government of Quebec, its ministries and bodies, including the refundable tax credits, exceeds fifty percent (50%) of the Project's admissible expenses;

8.5- If the Company stops or partially or fully withdraws from the Project;

8.6- If the Company surrenders its property, is under sequestration under the Loi sur la faillite et l'insolvabilite (L.R.C. (1985) ch. B-3), makes a proposal to its creditors or falls into bankruptcy under the said Act, avails itself of the provisions of the Act to facilitate transactions and arrangements among the companies and their creditors (L.R.C. (1985), ch. C-36) or if it is liable to an order for winding-up under the Loi sur la liquidation des compagnies (L.R.Q., o.
L4) or any other Act to the same effect, or if it is insolvent or about to become insolvent or if it does not maintain its legal existence or if its financial situation, according to La Financiere, deteriorates so as to put at stake its own survival;

8.7- If the Company loses the benefit of the term with respect to any loan that has been granted or that gives rise to a request of repayment of any loan payable upon request;

8.8- If the Company fails to comply with the terms of an agreement or of a security instrument concerning its loans;

8.9- If, according to La Financiere and without its consent, a significant change arises in the project or its financing, in the nature of the operations of the Company or in general terms, the level of risk;

8.10- If the project-related assets are liquidated or the project-related capital lease is terminated, as applicable;

8.11- If, at any time, the Company enters litigation or proceedings before a court of justice or a judicial body, a commission or government agency without failing to notify La Financiere;

8.12- If the Company has paid admissible expenses for the execution of the Project before the date of receipt, by La Financiere, of the financing request of the Company;

8.13- In case of error or omission in a declaration, concealment, misrepresentation, fraud or falsification of documents by the Company;

8.14- If the Company binds or disposes of its project-related fixed assets in any manner whatsoever, without the prior written consent of La Financiere, except for the purpose of the operation of its business or company or the routine course of its business;

8.15- If the Company fails to satisfy any of the clauses and conditions hereof.

9- For the purposes of calculating the accumulated debt ratio on the aforementioned equity level, the equity level will include the loans granted to the Company that have no repayment of capital for the next five (5) years and the new pre-operating expenses of the shareholders in the form of subscription of shares of any class. The advances declared by the shareholders, the grants that come from federal, provincial or municipal governments that have been posted, as well as other items of the same nature will also be included in the calculation of the equity level, the declared expenses, non-paid goodwill, the evaluation surplus, the loans granted or guaranteed by governmental bodies and the other items of the same nature will be deducted. The research expenses and other intangibles that will be capitalized, which will not have been paid in cash by the Company will also be deducted from the calculation of the equity level.

10- La Financiere reserves the right, during the term of the loan, to demand any document it might deem useful or pertinent.

11- The Company will provide, upon request by La Financiere, the certificates or documents required by the laws of Quebec.

12- The Company will not be able to surrender or transfer the rights it is granted under the terms of this offer without the prior written consent of La Financiere.

13- The Company will sign a term note or an acknowledgement of debt for the amount of each disbursement of the loan.

14- Any interest that is not paid at maturity will itself generate interest as of that date at the rate set out in this offer, without notice or formal notice.

15- As applicable, any non-paid premium at maturity will generate interest as of that date at the rate set out in this offer without notice or formal notice.

16- Upon acceptance of this offer, the Company agrees that public announcement is made by La Financiere or by its lead minister, which will include the following information: name and address of the Company, the type of company, the project's nature and budget, the amount of the loan and the number of employees involved.

17- If the Company wishes to officially announce its Project or organize an official inauguration, it will notify La Financiere fifteen (15) days earlier, so as to allow the latter or its lead minister to participate.

18- The Company commits itself to discharging all the expenses related to the preparation, the execution and the inscription and, as applicable, the documents necessary to legalize the offer, as well as any amendment.

19- After having notified the Company, La Financiere will be able to enter, during normal business hours, the Company's facilities to check any aspect it may deem useful or necessary.

20- For the purposes of this offer and its annexes, entitled "GENERAL TERMS AND CONDITIONS OF THE LOAN" and "GENERAL TERMS AND CONDITIONS OF THE OPTION," all notifications must be sent in writing, by certified mail or by courier. Notifications from La Financiere will be sent to the Company's head office, to the attention of the authorized representative who will acknowledge the acceptance thereof for and on behalf of the Company. All notifications from the Company or its shareholders will be sent to La Financiere du Quebec, to its office at 393, rue Saint- Jacques, bureau 500, Montreal (Quebec), H2Y 1N9, to the attention of its Secretary. All courier notifications will be acknowledged the day they are received; certified mail deliveries will be acknowledged on the third working day following their mailing by the sender.

                   GENERAL TERMS AND CONDITIONS OF THE OPTION

1-If the option is taken up by La Financiere within the expected term, this will give it the right to obtain from the Company the issuance of one or more fully paid, discharged share certificates corresponding to the number and the class
(es) of shares for which La Financiere holds the option.

2- The Company undertakes to provide to La Financiere, upon request, a notice from its legal advisers to the effect that the Company has complied with all the effective legal framework or regulation in effect at any time whatsoever so as to allow for the full effect of the option, allow the taking up by La Financiere and ensure the free supply of the shares so purchased. In addition, the Company undertakes to obtain, for and on behalf of La Financiere, any waiver, approval, ratification, instruction, certificate, visa or other document that might be required under the Loi sur les valeurs mobilieres (L.R.Q., c. V-1.1) or any other law, regulation or policy of a competent jurisdiction dealing with the control of securities if the Company is not or no longer is a private company pursuant to this act or any other act to the same effect.

3- If La Financiere takes up the option, it will be entitled to immediately demand of the Company, by means of a written notice within thirty (30) days, that the latter redeem all the shares issued in the name of La Financiere, herein referred to as Repurchase, for a per-share price to be paid in cash, equal to the higher of:

3.1- The price of said shares, based on the value at the registries of the Company, established according to the audited annual financial statements for the financial year preceding the date of the Repurchase, plus the net profit after taxes of the Company, established according to the audited annual financial statements for the two financial years preceding the date of the Repurchase.

or

3.2- The highest price paid for any share of the same class by anyone in the two
(2) financial years preceding the Repurchase.

3.3- The financial statements to be used to set the value in the registries for the purposes of the Repurchase will be the consolidated, audited financial statements of the Company, when the latter has had to prepare them according to the audit standards that are generally accepted by the Chartered Accountants of Canada.

4- For the purposes hereof, the value in the registries of the Company will include the new pre-operating expenses of the shareholders in the form of subscription of shares of the same class. The grants that come from the federal, provincial or municipal governments that have been posted, as well as the other items of the same nature will also be included in calculating the value in the registries of the Company. Declared expenses, non-paid goodwill and evaluation surplus will be deducted. The research-related expenses and other intangible assets that will be capitalized that have not been paid in cash by the Company will be also deducted from the calculation of the value in the registries of the Company. Nevertheless, all declared dividends on all classes of shares of the Company's capital stock will be added.

5- Instead of taking up the option and forcing the Repurchase, La Financiere reserves the right to demand of the Company, by means of a written notice of thirty (30) days, that the latter redeem for it the option for the aforementioned price, set out in Section 3, less the cost that La Financiere would have paid for the shares if it had taken up the option.

6- For the purposes of the calculation of the Repurchase price of the option or the participating preferred shares issued in the name of La Financiere, it is understood that the total value of all the non-participating shares of the capital stock of the Company will correspond to the initial amount of the capital paid and written in the Company's audited financial statements.

7- If La Financiere takes up the option without demanding that the Company immediately Repurchase, La Financiere will be able to become a party to any shareholder agreement if the provisions of such agreement are satisfactory.

8- The Company and the shareholders that sign the document for this offer undertake, for themselves and for future shareholders, that any shareholder agreement or any unanimous shareholder agreement will be modified to the satisfaction of La Financiere.

9- Unless all the balance of the loan and all the other amounts due are repaid as per the terms hereof, the Company will be entitled, at all times: to offer to repurchase from La Financiere the option or the shares issued after the financial year of the option by La Financiere, and the latter will be compelled to accept the Repurchase offer for a per-share price to be paid in cash, which equals the higher of the following:

9.1- The aforementioned price, set out in Section 3.1.

or

9.2- The aforementioned price, set out in Section 3.2.

or

9.3- The price of said shares based on the value of the Company, calculated as follows: multiplying by five (5) the amount of net profit after taxes of the Company projected for the financial year beginning in the year following the date of the Repurchase.

9.4- In the event of a Repurchase offer of the option by the Company, the price set out as described above will be reduced by the cost La Financiere would have paid for the shares if it had taken up the option.

10- For the purposes hereof, the projected Company's net profit after taxes, as set out in Section 9.3 will be set based on standards of prospective financial data generally accepted by the Chartered Accountants of Canada. Should any disagreement arise between La Financiere and the Company concerning said projections, the dispute must be submitted to the decision of a single arbitrator, if they can agree on their choice. If they fail to reach an agreement, three arbiters will be appointed, two of them assigned, respectively, by La Financiere and the Company and the third selected by the two of them.

In order to limit the costs of any dispute or litigation between La Financiere and the Company the arbitration will be closed. Therefore, the jurisdiction of the arbitrator(s) will exclude the jurisdiction of courts, in accordance with section 2638 to 2643 of the Code civil du Quebec and the sections related to the Code de procedure civile du Quebec. Nevertheless, the arbitrators can simplify and reduce the procedures to be set.

The arbitrator's(s') decision will be final and without appeal, and will need no certification.

The arbitration-related fees will be assumed pari passu by La Financiere and the Company.

11- RIGHT OF PRE-EMPTION

11.1- If the Company decides to issue new participating preferred shares after La Financiere takes up the option, La Financiere will have the right to subscribe to the new issuance, at the issuance price, prorating the number of shares held by La Financiere with respect to the number of outstanding participating shares at the time of the acceptance of the loan by the Company.

11.2- Nevertheless, the provisions set out in this section do not apply to a new issuance of participating shares the Company performs in the framework of a share purchase program by the managers and the employees of the Company.

12- RIGHT OF FIRST REFUSAL

12.1- If La Financiere wishes to sell or otherwise use or dispose of the option or the shares issued after the taking up of the option, in favour of a third party, it will first, by written notice, offer to the Company to purchase all the option or shares. This notice will include the name of the third party in question, the object of its offer, the price or the offered consideration, the terms of payment and any other conditions relating to that offer. The Company will have a period of fifteen (15) days from the date of receipt of the notice to let La Financiere to indicate that it accepts the offer made by La Financiere, on the same terms, price and conditions offered by the third party in question.

12.2- If, within the said time, the Company fails to serve notice of the acceptance of the offer by La Financiere, following the notification procedure set out in Section 12.1, the latter will offer the shareholders of the Company who hold shares of the same class the possibility of purchasing the option or shares on the same terms and conditions, prorating the number of shares if the class held by each of them. The shareholders will have a period of ten (10) days from the date of receipt of the notice to serve notice of their acceptance of the offer by La Financiere, on the same terms, price and conditions as those offered by the third party in question.

12.3- If one or several offered shareholders do not avail themselves for the partial or total offer by La Financiere within the expected term set out in
Section 1:3.2, the proportion or balance of the latter's claim will increase for the shareholders who accept the offer by La Financiere, which will notify them in writing. The shareholders will have an additional term of five (5) days, from the date of receipt of the notice, to purchase the portion of the option or the non-purchased shares, prorating among them the number of shares they hold or according to any other agreed upon proportion.

12.4- If, upon expiration of the term of ten (10) days stipulated in Section 12.2, no offeree shareholder has availed him/herself of the offer by La Financiere or if, upon expiration of the term of five (5) days stipulated in
Section 12.3, all of the option or the shares, as the case may be, has been purchased by the shareholders of the Company, then La Financiere will be not be bound by any acceptance of its offer by one or several shareholders, as per sections 12.2 and 12.3, and La Financiere will then be free to accept the offer of the interested third party, as described in the notice.

12.5- If the disposition, provision or sale of the option or the shares of La Financiere in favour of the interested third party is not completed within three
(3) months following the offer of the third party or if the terms and conditions of said offer are modified, La Financiere will again follow the provisions set out in sections 12.1. 12.2. 12.3 and 12.4 if it wishes to modify the terms and conditions of said offer or if it wishes to dispose of the option or shares again.

13- FOLLOWING RIGHT

13.1- If an individual, herein referred to as the Buyer, wishes to purchase participating preferred shares of the Company representing at least twenty percent (20%) of its shares, less twenty percent (20%) of the shares of the class covered by the Option and, for that purpose, it makes an offer to one or several shareholders and if one of the shareholders who holds at least twenty percent (20%) of said shares is willing to accept the offer of the Buyer, this shareholder or those shareholders, hereinafter referred to as the Sellers, can partially or totally dispose of their shares only if the following conditions are met:

13.1.1- The offer of the Option Holder must be in good faith and in writing.

13.1.2- The Writers must notify La Financiere of this offer and hand him/her one copy thereof.

13.1.3- La Financiere will have fifteen (15) days from the date of receipt of the Buyer's offer to notify the Sellers of its intention to sell to the Buyer the option or the shares it holds, as the case may be, at the same price and conditions as those set out in the Buyer's offer.

13.2- If La Financiere notifies the Sellers of its intention to dispose of the option or the shares it holds, as the case may be, the Writers must make the Buyer purchase, in addition to the shares it wishes to sell, the option or shares of La Financiere, as the case may be.

13.3- Unless they comply fully with the provisions stipulated in sections 13.1 and 13.2, the Sellers cannot accept the Buyer's offer.

                             EXTRACT OF THE MINUTES
                           OF A MANAGER'S MEETING OF:

PRIME INVESTMENTS S.A. (herein referred to as the Company) held at its head offices on 30. 01. 2003.

It has been unanimously decided that the company, as the shareholder HENRY RIRKS & FILS INC. (hereinafter referred to as the Company), jointly participates with HENRY BIRKS & SONS HOLDINGS INC in a loan offer of four million five hundred thousand dollars ($4,500,000), which La Financiere du Quebec (herein referred to as La Financiere) presented to the Company, on November 27, 2002, to declare:

      1) that itself and HENRY BIRKS & SONS HOLDINGS INC are the controlling shareholders of the Company since their JOINT AND SEVERAL right of vote grants them control of the Company as to the decisions to be made by the shareholders, that it is aware of the said loan offer and its option to buy shares, its terms, conditions and exercise modes, that it understands the scope and deems itself satisfied.

      2) that it notified all the other shareholders of the Company about the said loan offer and its option to buy shares, its terms, conditions and exercise modes and that the latter have understood the scope and deem themselves satisfied.

      3) that, on its own behalf and on behalf of all the other shareholders of the Company, it agrees to the said option, notwithstanding any contrary provision or agreement, and undertakes to sign or complete itself and to use its rights of vote and that it has control power over the Company to make the Company sign or complete any necessary document so that La Financiere or anyone to whom La Financiere may transfer the option can legally use the option.

      4) that they act in full capacity, jointly and severally, according to the provisions of Section 1443 of the Code Civil du Quebec, that the other shareholders of the Company will fulfill any obligation as a result of the said loan offer and its share purchase option, and that no shareholder of the Company, that has or not signed the document for the said loan offer, will request the partial or total nullity thereof, with respect to the Company, to him/herself or to other shareholders, based on the fact that it violates the provisions of a unanimous shareholders agreement, under the Business Corporation Act or a shareholders agreement under the Joint Stock Company Act.

      5) that it jointly and severally guarantees that it hold La Financiere harmless against any damage it may suffer as a result of any noncompliant elements of the aforementioned promise made by a third party, by any shareholder of the Company, including the cost incurred by La Financiere to use its rights under the terms hereof.

In addition, it has been decided that they be authorized and they are hereby authorized by the Company, to participate in said loan offer for the aforementioned purposes and sign any necessary or useful document to give rise to this resolution.

Carbon copy of a resolution passed by the managers of PRIME INVESTMENTS S.A. during a meeting lawfully held on

Signed on 30. 01. 2003.

Manacor (Luxembourg) S. A., Managing Director

La Financiere's representative

Initials of the Company's representative

Initials of the institution granting surety and the stakeholders

Secretary's name and signature.

                             OFFER OF LOAN GUARANTEE

1999- 12- 15
File : D052950

FROM: GARANTI - QUEBEC, (successor to the rights of the Societe de developpement industriel du Quebec, chap. 64 of the Lois du Quebec of 1971), a corporation legally incorporated pursuant to the Loi sur Investissement - Quebec et sur Guarantee - Quebec, chap. 17 of the Lois du Quebec, of 1998, whose head offices are located at 1200, route de l'Eglise, bureau 500, Sainte-Foy (Quebec), G1V 5A3, with an office at 393, rue Saint Jacques, bureau 500, Montreal (Quebec), H2Y 1N9, Q.

TO: INVESTISSEMENTS INIZIATIVA CORPORATION AND HENRY BIRKS & FILS INC., legally incorporated artificial persons with their main office at 1240, Carre Phillips, Montreal (Quebec), H3B 3H4, herein sometimes collectively referred to as the Company.

1. LOAN GUARANTEE

1.1 G.Q., offers a guarantee to the company, herein referred to as the Guarantee, in the form of a security deposit of thirty percent (30%) of the net loss on a loan herein referred to as the Loan, in the maximum amount of five million dollars ($5,000,000) granted by a financial institution, herein referred to as the Creditor, to the Company.

1.2 For the purposes of the Guarantee, the net loss refers to the amount of interest and capital of the Loan that has been authorized for disbursement by G.Q., due and not paid, on the date of recall of the Loan, plus the interest accumulated during a maximum period of three (3) months from the date of recall of the Loan, upon deduction of the proceeds and achievement of the securities granted in guarantee of the repayment of the Loan, based on the understanding, nevertheless, that the interest accumulated to date and since the date of the recall of the Loan at no time can exceed, in the calculation of the net loss, ten percent (10%) of the balance in capital of the Loan at the moment of its recall.

1.3 The loan will exclusively serve to finance the project below which, accompanied by its financing, is as follows:

Project

LEASEHOLD IMPROVEMENTS :
Store Bloor Street, Toronto                         $2,950,000
Store Rideau Centre, Ottawa                         $  800,000
Store Guilford, Surrey                              $  269,600
Store Scarborough, Ontario                          $  650,000
Store Pen Centre, Ste-Catherines, Ontario           $  300,000

Store Edmonton, Alberta                             $  250,000
Part of the store Regina, Saskatchewan              $ 335,4000
                                                    $5,555,000

Financing

Term loan (guaranteed by G.Q.)                      $5,000,000
Working capital                                     $  555,000
                                                    $5,555,000

2. DURATION OF THE GUARANTEE

The Guarantee is granted for a period of six (6) years from the date of the first disbursement of the Loan.

3. UNDERTAKING TO BE FULFILLED PRIOR TO THE EFFECTIVE GRANT OF THE GUARANTEE.

3.1- Before the effective grant of the Guarantee, the Company must meet the following conditions to the satisfaction of G.Q., namely:

3.1.1- The confirmation of the Creditor that the latter has made available for the Company a maximum line of credit of $50,000,000, according to generally accepted terms and conditions.

3.1.2- The provision to G.Q., of legal advice from external legal consultants of the Company on the corporate status of the latter, its capacity to enter into this offer and any other aspect G.Q., may request

3.1.3- The provision to G.Q. of any loan-related documentation (including, among others, the Loan Agreement, the chattel mortgage and real estate agreements) whose terms and conditions must be to the satisfaction of G.Q.

3.2- Prior to the implementation of the Guarantee, a security deposit agreement will be reached by the Creditor and G.Q., whose terms must be satisfactory to the latter.

4. FEES

4.1- COMMITMENT FEE

4.1.1 This offering generates the payment of management-related fees, hereinafter referred to as the Commitment Fee, of zero point five percent (0.5%) of the amount of the Loan, that is, twenty-five thousand dollars ($25,000) to which the Federal Goods and Services Tax and the Sales Tax of Quebec, hereinafter referred to respectively as GST and STQ, apply.

4.1.2- G.Q. acknowledges having received the amount of $21,878.13 in partial payment of the Commitment Fee (including the GST and STQ), which amount encompasses a credit of $7,5000 for a previous terminated business. This Commitment Fee, whose balance is $6,878.13, must be paid to G.Q. upon acceptance hereof, and is not partially or fully refundable, under any circumstances.

4.1.3- The mere receipt of the Commitment Fee creates no right in favour of the Company and in no manner binds G.Q. to put the Guarantee into effect, these rights and obligations not being created until the conditions and terms set out in this offer are met.

4.1.4- As information, G.Q., has the GST registration number 142625136 RT for the federal government and the STQ: registration number 1021665521 TQ 0001 for the government of Quebec.

4.2. GUARANTEE FEES

4.2.1- Upon each disbursement of the Loan, guarantee fees of 1% annually, calculated on the amount of the disbursement, will be payable to G.Q., upon receipt by the Company of an invoice to that effect. The fees so required will be proportionally adjusted with respect to the number of days between the date of disbursement of the Loan and March 31 of the following year, using 365 days as a reference.

4.2.2- In addition, in consideration of the Guarantee, the Company undertakes to pay to G.Q. on an annual basis, on the last working day of April of each year, a guarantee fee of one percent (1%) annually, calculated on the balance of the Loan on March 31, preceding each payment.

4.2.3- Said guarantee fees will be always payable in advance for the unexpired period of guarantee, and will not be fully or partially refundable, under any circumstances.

4.2.4- Notwithstanding the above, G.Q. may at its own discretion reduce the percentage of the claimed guarantee fees to the Company if the percentage of the net loss it guarantees decreases.

4.3- The Commitment Fee and the guarantee fees due by the Company to G.Q., under the terms hereof, are payable without notice or formal notice within the aforementioned term, in the offices of G.Q. or in any other location G.Q., in writing, to the Company. G.Q. will be allowed to claim from the Company, on any amount due, as of the deadline, interest calculated on a monthly basis that is equal to the weekly, variable rate used by G.Q.

5. ELECTRONIC DEBITS

5.1- The Company hereby authorizes G.Q. to perform manual or electronic debit transactions on its bank account to make any payment the Company must make to G.Q. concerning the guarantee fees due under the terms hereof, as well as any amount G.Q. paid to the Lender, as per the Guarantee. To this effect, the Company hereby authorizes the bank or financial institution with which it does business to honour the debits carried out by G.Q.

5.2- G.Q. will send, in advance, to the Company a debit note including all the information related to the payments to be made by the Company.

5.3- The Company undertakes to renew the aforementioned authorization if it changes its bank or financial institution, as long as the Guarantee remains in effect or the Company is indebted to G.Q., with respect to any payment made by G.Q., by virtue of the Guarantee, as well as to notify G.Q. on said change by sending it a specimen cheque of its new bank or financial institution, bearing the legend "VOID", and including all the necessary information.

5.4- The Company accepts that the payment of the guarantee fees due by virtue hereof be made using cheques, if G.Q. deems this payment mode more convenient, as required.

6. REPAYMENT

The Company undertakes to repay G.Q., on request, any amount the latter is required to pay to the Lender by virtue of the Guarantee, in capital and interest, and to hold it harmless from any other loss, damage or expense that might arise from the commitment of G.Q. vis-a-vis the Lender, under the terms of the Guarantee.

7. SURETIES

7.1- During any period of the Guarantee, the Company undertakes to grant the Creditor, in guarantee of the repayment of the Loan, in addition to the securities set out in the Loan Contract to be signed by them, which are described below:

7.1.1- A chattel mortgage on all current and future movable, tangible and intangible property, of Henry Birks & Fils Inc., in the principal amount of five million dollars ($5,000.00) that takes precedence pursuant to existing mortgage law in favour of the lender, for the following long-term credits:

          NAME                          SURETY RANK                      AMOUNT DUE ON 27/11/99
          ----                          -----------                      ----------------------
Mortgages C.D.P.Q. Inc.                      1st                   $5,632,917 (building 1240, Phillips
                                                                   Square, Montreal)

Mortgages C.D.P.Q. Inc.                      2nd                   $1,000,000$ (building 1240, Phillips
                                                                   Square, Montreal)

Banque de Montreal                           1st                   $204,516 (Store Whistler Village
                                                                   Centre, Whistler, British Colombia)

Societe de Credit commercial GMAC-           1st                   $32,500 (building 87, King St- John
Canada                                                             Street, New Brunswick)

7.1.2- A chattel mortgage on all current and future movable, tangible and intangible property, of Henry Birks & Fils Inc., in the principal amount of five million dollars ($5,000.00) that takes precedence pursuant to existing mortgage law in favour of the lender, for the following short-term credits:

                  NAME                              SURETY RANK             AMOUNT DUE ON 27/11/99
                  ----                              -----------             ----------------------
Societe de Credit commercial GMAC- Canada      1st (accounts receivable         $39,822,922
                                               and inventories)

Societe de Credit commercial GMAC- Canada      1st (moules)                     $   312,500

Limark Anstalt                                 2nd (inventories)                $12,817,193

The Company notifies that there are securities of mortgage in favour of (illegible) and that said guarantees are in the process of being deleted.

7.1.3- Addition of the Creditor, according to the interests, as the beneficiary of the indemnity from the insurance coverage, on the security deposit assets.

7.2- Each priority Creditor mentioned in paragraphs 7.1.1 and 7.1.2 will commit itself towards the creditor to the effect that the initial assets in view of their respective loan are the only assets that may guarantee this Loan and that said assets will not serve to guarantee any other loan.

7.3- It is understood that the securities of the Creditor must be recorded according to the effective laws in the jurisdictions where Henry Birks & Fils Inc. has an office and in other jurisdictions where its assets can be found.

8. OBLIGATIONS OF THE COMPANY

8.1- Upon acceptance hereof, for any period of the Guarantee, and until full payment of any sum that might be due to G.Q. by the Company by virtue hereof or by virtue of the security deposit agreement, the Company undertakes to:

8.1.1- Provide its audited, annual financial statements within 90 days on the end of any financial year; providing also, on request, its bi-annual financial statements, the financial statements of its affiliates and, as applicable, its consolidated financial statements or any other financial statement required by G.Q. within the term provided for by the latter.

8.1.2- Provide annual fiscal forecast with the working hypothesis at the beginning of each financial year.

8.1.3- Provide G.Q., on an annual basis, as soon as it is made available, one copy of the terms and conditions of renewal of its line of credit.

8.1.4- Provide G.Q., on the latter's written request and within the terms provided for said request, any information and document it may deem useful and pertinent to the application of the Guarantee and the Regulation on the Programme d'aide au financement des entreprises.

8.1.5- Not to modify its capital stock, which is authorized and issued on the date hereof without the prior written consent of G.Q., unless otherwise stated herein. (illegible, handwritten text)

8.1.6- Not to wind up or dissolve without the prior written consent of G.Q.

8.1.7- Not to grant loans or advances to its shareholders, managers or officers, except for the employee shareholders, but only to allow the purchase of capital stock of Henry Birks & Fils Inc., provided that the total amount of the loan or the advances is $500,000 for the period of the Guarantee.

8.1.8- Trade on a business basis by remaining at "arm's length" with respect to its commercial relationships with all individuals.

8.1.9- Obtain the prior written consent of G.Q., before declaring or paying any dividend to one or several classes of shareholders.

Notwithstanding the above, if the Company makes a net profit at the end of the financial year, it may pay a dividend, but the dividend amount will not exceed one-third of the net profit, and the financial ratios of the working capital and the accumulated debt on the equity level mentioned herein, after the installment of the dividend, must be respected; the Company may pay an amount of dividend higher than the one set out herein, under the reservation that it will make a repayment on the loan of an amount equivalent to the surplus of the dividend, and that said ratios, after the installment of the dividend and the repayment on the loan, be respected. Finally, if, during a financial year or if a net profit is made, the Company does not avail itself to pay dividends, the amount that could have been paid in dividends may be accumulated and paid during subsequent financial years.

8.1.10- Not to give loans or advances to affiliate or partner companies, to make investments, give securities or make transactions, unless during the normal course of its operations.

8.1.1.1- Act in such a way as to prevent any change that is not previously authorized by G.Q., in the control of the Company or the ultimate control thereof.

Control refers to the possession of shares with a sufficient number of voting rights to allow the election of most managers of the Company. Ultimate control refers to the possession of said shares by one or more physical individuals that control the Company using several shareholder artificial persons, one or the other or the Company. If the shareholder who exercises the ultimate control of the Company dies, the transfer of the shares of the dead shareholder to his/her heirs cannot be deemed to constitute a change in the ultimate control of the Company provided that said control remains in the hands of the legal heirs of the dead shareholder.

8.1.12- Not to sell its assets, unless otherwise previously authorized by G.Q., as applicable, and except in the routine course of the Company's business.

8.1.13- Upon notification to the Company, to allow the representatives of G.Q., or any external auditor assigned by G.Q., to visit the offices of the Company during the normal business hours to check, at G.Q's expense, the Company's registries, physical facilities and stocks, in a way they will deem convenient, and to obtain copies of any document.

8.1.14- Allowing G.Q. or the Minister of Industry and Commerce to publicly release, if deemed appropriate, the outlines of the financial support granted to the Company, including, among other things, but without being limited, the name of the Company, type of business, location, nature and amount of the financial transaction set out herein, as well the number of employees in the service of the Company.

8.1.15- Notify G.Q., 15 days in advance if the Company wishes to officially announce its project or to officially inaugurate it, so as to allow G.Q. or the Minister of Industry and Commerce to participate.

8.1.16- Discharge all expenses related to the preparation, execution and registration, as applicable, of the documents necessary to give rise to this offer or to amend it.

8.1.17- Maintain a minimum working capital ratio of 1.1/ 1.0 at the end of each financial year; G.Q., recognizes the seasonal nature of the Company and accepts that said ratio cannot be reached from time to time, during a given financial year.

8.1.18- Maintain an accumulated debt ratio on the maximal equity level of 1.85/1.0, of the equity level, including, in addition, the advances of shareholders and the posted grants.

8.1.19- Not to repurchase capital stock from Henry Birks et Fils Holding Inc. (this company holds 98.5% of the capital stock of Henry Birks et Fils Inc., the balance being held by the administration board and the employees (capital shares and share purchase options).

8.1.20- Not to move its production activities out of Quebec or drastically reduce the number of current jobs in Quebec.

8.1.21- Should the Company become a government corporation upon a first public call for savings, the financial ratios of the working capital and the accumulated debt / equity required in paragraphs 8.1.17 and 8.1.18, upon payment of a dividend, must be respected at all times.

9. EVENT OF DEFAULT

9.1- Notwithstanding any contrary provision that may be contained in this offer, and even if the conditions are met, G.Q. reserves the right to terminate any portion of the Guarantee that has not been used or to postpone its implementation, at its own discretion, and the Company commits itself to repaying, on request, the loan with interest, expenses and accessory, in the following cases, which constitute an event of default:

9.1.1- If the Company, without the G.Q's prior written authorization, moves out of Quebec a substantial portion of its assets that are located in Quebec, except during the routine course of the Company's business.

9.1.2- If the Company deeds its property, is liable for sequestration pursuant to the Loi sur la faillite et l'insolvabilite (L.R.C. (1985), ch. B-3), makes a proposal to its creditors or falls into bankruptcy pursuant to the said act, or if it is liable to an order for winding-up under the Loi sur la liquidation des compagnies (L.R.Q., c. L-4) or any other act to the same effect, or if it is insolvent or about to become insolvent or if it does not maintain its legal availability or if its financial situation, according to La Financiere, deteriorates so as to compromise its own survival.

9.1.3- If the Company avails itself of the provisions of the act to facilitate the transactions and arrangements among the companies and their creditors (L.R.C. (1985), ch. c-36).

9.1.4- If the Company suspends or threatens to suspend the normal operation of a significant portion of its business.

9.1.5- If, according to G.Q., and without its consent, significant changes arise in the nature of the operations of the Company or in its financial and economic risk level;

9.1.6- If, at any time, the Company enters litigation or proceedings before a court of justice or a judicial body, a commission or government agency without notifying G.Q., each said litigation will have an impact on the operations of the Company.

9.1.7- In case of fraud, misrepresentation or falsification of the documents submitted to G.Q., or to the Creditor by the Company or its representatives.

9.1.8- If the Company fails to repay to G.Q. any amount that may become due under the terms hereof.

9.1.9- If the Company does not allocate the proceeds of the Loan to the project submitted in the financing request.

9.1.10- If the Company fails to satisfy any of the clauses and conditions hereof, of the Loan Contract to be signed by the creditor and the Company, of any other document accessory to the loan and of any amendment thereto, as applicable, and generally, of any loan-related agreement.

10. INALIENABILITY

10.1- The Company will not be able to transfer the rights it is granted by virtue of the terms hereof.

11. DECLARATION

11.1- Upon acceptance of this offer, the Company declares that all the information it provided to G.Q. during the period of negotiations that led to this offer are accurate and true.

12. INTERPRETATION

12.1- This document is subject to the application of the terms and conditions stipulated in the Loi sur L'Investissement- Quebec et sur garantie- Quebec and its regulations.

12.2- Only the French version of this offer will be deemed official, in any event, and the latter will prevail over any translation that might be provided with the original.

GUARANTEE- QUEBEC

By: Louis Desrosiers, Director, Portfolio
By: Jean- Charles Vincent, Regional Director
Date: 99/ 12/ 15

                            ACCEPTANCE BY THE COMPANY

Upon acknowledging the terms and conditions described herein, we severally accept this loan guarantee and we include a cheque for $6,878.13$ in payment of the balance of the Commitment Fee of a total amount of $25,000.00, plus GST of $418.58 and STQ of $479.87.

We also attach a cheque with the legend "VOID" bearing all the information necessary to allow G.Q., as applicable, to receive the repayment of any applicable amount under the Guarantee, performing electronic debit transactions.

INVESTISSEMENTS INIZIATIVA CORPORATION

By: Marco Pasteris, Chief Operating Officer
Date: December 17, 1977

Henry Birks Fils Inc.
By: Marco Pasteris, V.P. Finances
Date: December 17, 1977

Initials of G.Q's representative
Initials of the Company's representative

                                   LOAN OFFER
   2002- 11- 27
   File: D104555

FROM: GUARANTEE QUEBEC, a company legally incorporated by virtue of the Loi sur Investissement-Quebec et sur Guarantee- Quebec (L.R.Q., c.1-16.1), whose head office is located at 1200, route de l'Eglise, bureau 500, Sainte-Foy (Quebec), G1V 5A3, with a place of business at 393, rue Saint- Jacques, bureau 500, Montreal (Quebec), H2Y 1N9, hereinafter referred to as G.Q.

TO: HENRY BIRKS & FILS INC., SOCIETE DE PORTEFEUILLE INC. and HENRY BIRKS & FILS INC. legally incorporated artificial persons whose head offices are located at 1240, carre Phillips, Montreal (Quebec) H3B 3H4, hereinafter collectively referred to as the Company.

1. LOAN GUARANTEE

1.1- G.Q. offers the Company a guarantee, hereinafter referred to as to the Guarantee, in the form of a security deposit of sixty five percent (65%) of the net loss on a loan, hereinafter referred to as the Loan, in the maximum amount de $3,000,000 granted by Societe de credit commercial GMAC- Canada, by virtue of a Loan contract signed by the Lender and the Company on October 15, 1996, which was later amended by letters dated July 23, 1998, June 8, 1999, September 23, 1999, May 2, 2000 and January 30, 2001, hereinafter collectively referred to as the Loan Contract.

1.2- For the purposes of the Guarantee, net loss refers to the amount of interest and capital of the loan that requires disbursement authorization by G.Q., which are due and not paid on the date of recall of the Loan, plus the interest accumulated during a maximum period of three (3) months from the date of recall of the Loan, after deduction of the net proceeds from the sale of the securities granted in guarantee of the repayment of the Loan, all of this based, nevertheless, on the understanding that the interest accumulated to date and from the date of the recall of the loan at no time can exceed, in calculating the net loss, 10% of the balance in capital of the Loan at the moment of its recall.

1.3- The Loan will exclusively serve to finance the refurbishing and opening of new stores, whose financing can be broken down as follows:

 Project

new location store of Victoria, Government Street, (British Colombia)                          $     622,100
Refurbishing store Southgate (Alberta)                                                         $     473,500
Refurbishing store Chinook (Alberta)                                                           $     532,600
Refurbishing store Hillside, (Refurbishing store)                                              $     254,300
New store "Canada  1" out of Quebec                                                            $     495,000
New store "Canada  2" out of Quebec                                                            $     495,000
Refurbishing  a new location of a store out of Quebec, (London, Halifax or other)              $     485,000

                                                                                               $3,330,500,00

Financing

Term loan (guaranteed at 65%)                                    $3,000,000.00
Working capital                                                  $  330,500.00
Total                                                            $3,330,500.00

Date of the beginning of the project: 2000- 06- 01
Date of end of the project: 2001- 11- 30

2. DURATION OF THE GUARANTEE

The Guarantee is granted for a period of 5 years as of the date of the first disbursement of the Loan.

3. REQUIREMENTS TO BE MET PRIOR TO THE IMPLEMENTATION OF THE GUARANTEE

3.1- Prior to the implementation of the Guarantee, the Company must meet the following conditions to the satisfaction of G.Q., namely:

3.1.1- The minimum securities stipulated in paragraph 7.1 hereof must be lawfully granted by the Company, include a written confirmation to this effect, and be acknowledged by GMAC (Societe de Credit Commercial GMAC- Canada)

3.1.2- The Company undertakes to meet the requirements included in the Lender's letter of offer accepted by the Company on January 30, 2001.

3.1.3- Commitment to maintain the current level of employment for the period of the Guarantee, namely over 300 jobs in Quebec.

4. FEES

4.1- COMMITMENT FEE

4.1.1- This offer is subject to the payment of management-related fees, herein referred to as a Commitment Fee, of 1% of the amount of the loan, namely $30,000. 4.1.2- This Commitment Fee, whose balance must be paid to G.Q. upon acceptance hereof, is not partially or fully refundable in any circumstances.

4.1.3- The mere receipt of the Commitment Fee gives rise to no right in favour of the Company, and in no manner binds G.Q., to implement the Guarantee, those rights and obligations only being created if the aforementioned terms and conditions hereof are met.

4.2- GUARANTEE FEES

4.2.1- Upon each disbursement of the Loan, guarantee fees of two percent (2%) annually, calculated on the amount of the disbursement, will be payable to G.Q., upon receipt, by the Company, of an invoice. The fees so due will be proportionally adjusted to the number of remaining days between the date of the disbursement of the loan and March 31 of the following year, using 365 days as a reference.

4.2.2- In addition, in consideration of the Guarantee, the Company undertakes to pay annually to G.Q., on the last working day of April of each year, guarantee fees of 2% annually, calculated on the balance of the loan on March 31 preceding each payment.

4.2.3- Said guarantee fees will always be payable in advance for the period of the unexpired guarantee, and it will be not fully or partially refundable under any circumstances.

4.2.4- Notwithstanding the above, at its own discretion, G.Q. may reduce the percentage of the guarantee fees claimed of the Company if the percentage of the net loss it guarantees decreases.

4.3- The Commitment Fee and the guarantee fees due by the Company to G.Q. under the terms hereof are payable without notice or formal notice within the aforementioned term, in the offices of G.Q. or at any other location of which G.Q. may notify the Company in writing. G.Q. will be allowed to collect from the Company interest calculated on a monthly basis equal to the weekly, variable rate used by G.Q., on any amount due, as of the deadline.

5. ELECTRONIC CHARGES

5.1- The Company hereby authorizes G.Q. to perform manual or electronic debit transactions on its bank account to make any payment the Company must make to G.Q., concerning the guarantee fees due under the terms hereof, as well as any amount G.Q. paid to the Lender, pursuant to the Guarantee. To this effect, the Company hereby authorizes the bank or financial institution with which it does business to honour the debits carried out by G.Q.

5.2- G.Q. will send to the Company in advance a debit note including all the information related to the payments to be made by the Company.

5.3- The Company undertakes to renew the aforementioned authorization if it changes its bank or financial institution, as long as the Guarantee is in effect or during the time the Company remains indebted to G.Q., with respect to any payment made by G.Q., by virtue of the Guarantee, and to notify G.Q., of the said change by sending to it a specimen cheque of its new bank or financial institution, bearing the legend "VOID", and including al the necessary information.

5.4- The Company accepts that the payment of the guarantee fees due by virtue hereof be made using cheque, if G.Q. deems this payment mode more convenient, as required.

6. REPAYMENT

6.1- The Company undertakes to repay G.Q., on request, any amount the latter is required to pay to the Lender by virtue of the Guarantee, in capital and interest, and to hold it harmless from any other loss, damage or expense that might arise from the commitment of G.Q., vis-a-vis the Lender, under the terms of the Guarantee.

7. SURETIES

7.1- For the period of the Guarantee, the Company undertakes to provide the Lender, as a guarantee of the repayment of the Loan, the securities set out in the Loan contract, which will grant the Lender the following mortgage rights, derived from the Loan, as follows:

- a chattel mortgage on all current and future movable, tangible and intangible property, of Henry Birks & Fils Inc., in the amount of $3,000,000 that takes precedence pursuant to existing mortgage law in favour of the lender, for the following credits granted by virtue of the Loan Contract:

- operating credit GMAC (maximum $50 M)

- GMAC term loan of $750,000 (maximum balance of $262,500)

- GMAC term loan of $400,000 (maximum balance of $387,000)

- GMAC term loan of $3,000,000

- GMAC term loan of $5,000,000, G.Q., file # D052950.

8. OBLIGATIONS OF THE COMPANY

8.1- As of the date of acceptance hereof, for any period of the Guarantee and until full payment of any amount that might be due to G.Q., by the Company by virtue hereof or by virtue of the security deposit agreement, the Company undertakes:

8.1.1- to provide its audited annual financial statements, its audited consolidated financial statements (the Company must prepare this documentation according to accounting practices generally accepted by Chartered Accountants of Canada) within 90 days of the end of each financial year; to provide also, on request, its bi-annual financial statements, the financial statements of its affiliates and, as applicable its consolidated financial statements or any other financial statement required by G.Q., within the term required by the latter;

8.1.2- to provide the annual fiscal forecast, including working hypothesis at the beginning of every financial year;

8.1.3- to provide G.Q., on a annual basis, a copy of the renewal of its line of credit;

8.1.4- to provide G.Q., at the latter's written request and within the stipulated terms, any information and document it may deem useful and pertinent to the application of the Guarantee and the Programme d'aide au financement des entreprises;

8.1.5- Not to modify its capital - authorized shares issued at the date of this document without the prior written consent of G.Q. (illegible handwritten text);

8.1.6- Not to wind up or dissolve without the prior written consent of G.Q.

8.1.7- Not to grant loans or advances to its shareholders, managers or officers, except during the routine course of the Company's business or to act as surety for them;

8.1.8- To trade on a businesslike basis by remaining at "arm's length" with respect to its commercial relationships with all individuals;

8.1.9- To obtain the prior written consent of G.Q. before declaring or paying any dividend to one or several classes of shareholders, except in the event set out in 8.1.19;

8.1.10- Not to grant loans, advances or any other form of financial support to affiliate or partner companies, make investments, grant them securities, or carry out with them transactions that are not related to the routine course of its business;

8.1.11- To act in such a way as to prevent any change not previously authorized by G.Q. in the control of the Company or the ultimate control thereof; control refers to the possession of shares with a sufficient number of voting rights to allow the election of most managers of the Company. Ultimate control refers to the possession of said shares by one or more persons that control the Company using several shareholder artificial persons, one or the other or the Company. If the shareholder who exercises the ultimate control of the Company dies, the transfer of the shares of the dead shareholder to his/her heirs cannot be deemed to constitute a change in the ultimate control of the Company provides that said control remains in the hands of the legal heirs of the dead shareholder;

8.1.12- Not to sell its assets beyond ten percent (10%) (according to the last audited financial statements) except if previously authorized by G.Q., as applicable;

8.1.13- Upon notice to the Company, to allow the representatives of G.Q., or any external auditor assigned by G.Q., to visit the offices of the Company during normal business hours to check, at G.Q's expense, the Company's registries, physical facilities and stocks, in a way they will deem appropriate, and to obtain copies of any document;

8.1.14- To allow G.Q. or the Minister of Industry and Commerce to publicly release, if it is deemed appropriate, the outlines of the financial support granted to the Company, including, among other things, but without being limited, the name of the Company, type of business, location, nature and amount of the financial transaction set out herein, as well as the number of employees in the service of the Company;

8.1.15- To notify G.Q. 15 days in advance if the Company wishes to officially announce its project or to officially inaugurate, so as to allow G.Q. or its representative to participate.

8.1.16- To discharge all expenses related to the preparation, execution and registration, as applicable, and any necessary documents to make this offer take effect or to amend it.

8.1.17- To maintain a minimum working capital ratio of 1.15, and a long-term debt ratio on the equity level of up to 1.5, the equity level including in addition the advances for shareholders and the posted grants; G.Q., acknowledges the seasonal nature of the Company and accepts that this ratio is not met from time to time, during a given financial year.

8.1.18- To maintain the same aforementioned ratios with respect to the guarantee that was previously granted by G.Q. to the Company under # D052950 in its files.

8.1.19- Not to pay dividends, except in the following cases:

- If the Company makes a net profit after taxes at the end of the financial year; nevertheless, the dividend amount will not exceed one-third of the generated net profit, and the financial ratios of the working capital and the accumulated debt/ equity and of minimum equity in the pro-forma of payment of dividends must be respected. Should the Company make a net profit and must pay a dividend higher than the aforementioned calculations, it undertakes to repay the loan in an amount equivalent to said dividend, provided that said ratio be respected. Finally, if during of a financial year the Company does not use its privilege to pay dividends, this amount will serve as a reserve to increase the redistribution of dividends during subsequent years;

- If the Company is subject to a Public Purchasing Offer (PPO); in that case, the financial ratios of the working capital and the pro-forma accumulated debt/ equity to pay the dividend must be respected.

8.1.20- Not to repurchase capital shares from Henry Birks et Fils Holding Inc. (this company holds 98% of the capital shares of Henry Birks et Fils Inc., the balance being held by the administration board and the employees (capital stock and share purchasing option).

8.1.21- Not to make loans or advances to its shareholders, managers or officers, except to the shareholder employees of the Company to purchase capital stock of the Company and for an amount that does not exceed five hundred thousand dollars (CAN $500,000) per financial year;

8.1.22- To maintain the number of permanent jobs in Quebec at a minimum, current level of 300.

9. EVENT OF DEFAULT

9.1- Notwithstanding any contrary provision that may be contained in this offer, and even if the conditions are met, G.Q. reserves the right to terminate any portion of the Guarantee that has not been used or to postpone its implementation, at its own discretion, and the Company undertakes to repay, on request, the loan with interest, expenses and accessory, in the following cases, which constitute an event of default:

9.1.1- If the Company, without G.Q.'s previous, written authorization, moves out of Quebec a substantial portion of its assets that are located in Quebec, except during the routine course of the Company's business.

9.1.2- If the Company deeds its property, is liable to sequestration pursuant to the Loi sur la faillite et l'insolvabilite (L.R.C. (1985), ch. B-3), makes a proposal to its creditors or falls into bankruptcy by virtue of said act, or if it is liable to an order for winding-up pursuant to the Loi sur la liquidation des compagnies (L.R.Q., c. L-4) or any other act to the same effect, or if it is insolvent or about to become insolvent or if it does not maintain its legal availability or if its financial situation, according to La Financiere, deteriorates so as to compromise its own survival.

9.1.3- If the Company avails itself of the provisions of the act to facilitate the transactions and arrangements among the companies and their creditors (L.R.C. (1985), ch. c-36).

9.1.4- If the Company suspends or threatens to suspend the normal operation of a significant portion of its business.

9.1.5- If, according to La Financiere and without its consent, a significant change arises in the project or its financing, in the nature of the operations of the Company or, in general, the level of risk.

9.1.6- If, at any time, the Company enters litigation or proceedings before a court of justice or a judicial body, a commission or a government agency without notifying La Financiere, and that said litigation has an impact upon the Company's operations.

9.1.7- In case of error or omission in a declaration, concealment, misrepresentation, fraud or falsification of documents by the Company or its representatives;

9.1.8- If the Company fails to repay G.Q., any amount that may become due under the terms hereof.

9.1.9- If the Company does not allocate the proceeds of the Loan to the project submitted in the financing request.

9.1.10- If the Company fails to satisfy any of clauses and conditions hereof of the Loan Contract to be signed by the creditor and the Company, of any other document accessory to the loan and of any amendment thereto, as applicable, and generally, of any loan-related agreement.

10. INALIENABILITY

10.1- The Company may not surrender or transfer the rights it is granted under the terms of this offer.

11. DECLARATION

11.1- Upon acceptance of this offer, the Company declares that all the information it provided to G.Q. during the period of negotiations that led to this offer are accurate and true.

12. INTERPRETATION

12.1- This document is subject to the application of the terms and conditions set out in the Loi sur L'Investissement- Quebec et sur garantie - Quebec and its regulations.

12.2- Only the French version of this offer will be deemed official, in any event, and the latter will prevail over any translation that might be provided with the original.

GUARANTEE- QUEBEC

By: Biagio Carangelo, Director, Portfolio
Date: 2001/ 04/ 09
By: Jean- Charles Vincent, Regional Director
Date: 2001/ 04/ 09

                            ACCEPTANCE OF THE COMPANY

Upon learning the terms and conditions hereof, we severally accept this loan guarantee offer, and we therefore attach a cheque for thirty thousand dollars ($30,000) in payment of the Commitment Fee that totals $30,000.

This cheque bears all the information required to allow G.Q., as applicable, to repay any amount due by virtue of the Guarantee, by means of electronic withdrawals.

HENRY BIRKS & FILS, SOCIETE DE PORTEFEUILLE INC.

By:
Date: April 12, 2001

HENRY BIRKS  FILS INC.

By:
Date: April 12, 2001

Initials of G.Q.'s representative
Initials of the Company's representative